EXHIBIT 99.1

                                                                     WICKES INC.
                                                        706 NORTH DEERPATH DRIVE
                                                          VERNON HILLS, IL 60061
                                                                     OTCBB: WIKS

AT THE COMPANY:
Jim Hopwood
Chief Financial Officer
(847) 367-3552

FOR IMMEDIATE RELEASE
THURSDAY DECEMBER 11, 2003


                       WICKES INC. EXTENDS EXCHANGE OFFER


     Vernon Hills, IL December 11, 2003 - Wickes Inc. (OTCBB: WIKS.OB), a leading distributor of building materials and manufacturer of value-added building components, announced today that the expiration date for its offer to exchange (i) cash and its new 10% Convertible Notes due June 15, 2007 or (ii) its new Convertible Notes, for all of its $21,123,000 aggregate principal amount of outstanding 11 5/8% Senior Subordinated Notes due December 15, 2003 has been extended to 5:00 p.m., New York City time, on Monday, December 15, 2003.

     The closing of the exchange offer is subject to, among other things, (i) the Company obtaining additional senior secured financing, (ii) the consent of its senior lenders to complete the exchange offer, and (iii) a minimum of 95%, or $20,067,000, of Senior Subordinated Notes validly tendered and not withdrawn prior to the expiration date.

     To date, holders of $9,539,000, or approximately 45.2 percent, of the outstanding principal amount of senior subordinated notes have tendered their notes for exchange. This amount includes $3,549,515 principal amount of senior subordinated notes tendered by the largest holder of notes, Barry Segal of Bradco Supply, representing approximately 16.8 percent of the outstanding senior subordinated notes.

     The Company encourages note holders to communicate directly with Wickes senior management. Please contact James A. Hopwood, Chief Financial Officer, toll free at (800) 360-9457, or direct dial at (847) 367-3552 to discuss this time sensitive matter.

     On November 4, 2003 the Company commenced an offer to exchange (i) cash and its new 10% Convertible Notes due June 15, 2007 or (ii) its new Convertible Notes, for all of its $21,123,000 aggregate principal amount of outstanding 11 5/8% senior subordinated notes due December 15, 2003. Tendering note holders may elect to receive for each $1,000 principal amount of senior subordinated notes tendered, either (i) $500 in cash and $250 principal amount of new Convertible Notes or (ii) $1,000 principal amount of new Convertible Notes. In either event, if the exchange offer is completed, tendering note holders will also receive accrued and unpaid interest on the Subordinated Notes from June 16, 2003 through the closing date of the exchange offer.

     This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company's ability to control. The Company cautions shareholders and prospective investors that the following factors may cause actual results to differ materially from those indicated by the forward-looking statements: costs of materials sold; changes in selling prices; competition within the building materials supply industry; the effects of economic conditions; as well as other factors set forth in the Company's Form 10-K, its Form 10-Qs, the Offering Memorandum and other documents which are on file with the Securities and Exchange Commission.

                                     -more-


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     WICKES INC. is a leading distributor of building materials and manufacturer of  value-added  building  components in the United  States,  serving  primarily
building  and  remodeling  professionals.   The  Company  distributes  materials
nationally and internationally, operating building centers in the Midwest, Northeast and South. The Company's building component manufacturing facilities produce value-added products such as roof trusses, floor systems, framed wall panels, pre-hung door units and window assemblies. Wickes Inc.'s web site, http://www.wickes.com, offers a full range of valuable services about the building materials and construction industry.